Exhibit 10.23

FOURTH AMENDMENT

THIS FOURTH AMENDMENT (the “Fourth Amendment”) is made and entered into as of February 14, 2017, by and between MA-100 SUMMER STREET OWNER, L.L.C., a Delaware limited liability company (“Landlord”) and RAPID7, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain Office Lease Agreement dated November 11, 2013 (the “Original Lease”), which Original Lease has been previously amended by that certain commencement letter dated May 7, 2014, by that certain First Amendment dated April 10, 2015 (the “First Amendment”), by that certain Second Amendment dated August 17, 2015, and by that certain Third Amendment dated April 11, 2016 (collectively, the “Existing Lease”). Pursuant to the Existing Lease, Landlord has leased to Tenant space currently containing approximately 66,138 rentable square feet (the “Original Premises”) comprised of (i) 37,873 rentable square feet on the 13th floor, (ii) 8,696 rentable square feet on the 14th floor, (iii) 14,372 rentable square feet known as Suite 1401 on the 14th floor and (iv) 5,197 rentable square feet known as Suite 1405 on the 14th floor of the building commonly known as 100 Summer Street located at 100 Summer Street, Boston, Massachusetts 02110 (the “Building”).

B.

Tenant has requested that additional space containing approximately 8,691 rentable square feet known as Suite 1400 on the 14th floor of the Building shown on Exhibit A hereto (the “Suite 1400 Expansion Space”) be added to the Original Premises and that the Existing Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions. The Existing Lease as amended by this Fourth Amendment is herein referred to as the “Lease”.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby amend the Existing Lease and agree and represent as follows:

1.	Expansion and Effective Date.

1.01

Effective as of the date (the “Suite 1400 Expansion Effective Date”) that is the later of (i) November 1, 2017, and (ii) the date that Landlord delivers to Tenant exclusive possession of the Suite 1400 Expansion Space vacant, broom clean, and free of all occupants and debris, and free of all tel/data wiring, the Premises, as defined in the Lease, shall be increased by the addition of the Suite 1400 Expansion Space, and from and after the Suite 1400 Expansion Effective Date, the Original Premises and the Suite 1400 Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The target Suite 1400 Expansion Effective Date is November 1, 2017. The Term for the Suite 1400 Expansion Space (the “Suite 1400 Expansion Space Term”) shall commence on the Suite 1400 Expansion Effective Date and end on the Termination Date (i.e., August 31, 2019). The Suite 1400 Expansion Space is subject to all the terms and conditions of the Existing Lease except as expressly modified in this Fourth Amendment and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for in this Fourth Amendment with respect to the Suite 1400 Expansion Space.

1.02

The Suite 1400 Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Suite 1400 Expansion Space in the condition required herein for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Suite 1400 Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom except as expressly provided in this Section 1.02. If the Suite 1400 Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended. Notwithstanding the foregoing, if the Suite 1400 Expansion Effective Date has not occurred by December 1, 2017 (the “Outside Delivery Date”), Tenant shall be entitled to a rent abatement following the Base Rent Abatement Period (as herein defined) of $1,333.41 for every day in the period beginning on the Outside Delivery Date and ending on the Suite 1400 Expansion Effective Date. Landlord and Tenant acknowledge and agree that: (i) the determination of the Suite 1400 Expansion Effective Date shall take into consideration the effect of any delays caused by Tenant such that possession of the Suite 1400 Expansion Space shall be deemed to be delivered to Tenant in the condition required herein on the date that Landlord could reasonably have been expected to deliver possession of the Suite 1400 Expansion Space in the condition required herein absent any delays caused by Tenant; and (ii) the Outside Delivery Date shall be postponed by the number of days the Suite 1400 Expansion Effective Date is delayed due to events of Force Majeure. In addition, if the Suite 1400 Expansion Effective Date has not occurred on or before March 31, 2018 (the “Required Delivery Date”), Tenant, as its sole remedy, may terminate this Lease with respect to the Suite 1400 Expansion Space only by giving Landlord written notice of termination on or before the earlier to occur of: (i) 10 Business Days after the Required Delivery Date; and (ii) the Suite 1400 Expansion Effective Date. In such event, this Fourth Amendment shall be deemed null and void and of no further force and effect with respect to the Suite 1400 Expansion Space only, and Landlord shall promptly refund any prepaid rent and Security Deposit previously advanced by Tenant pursuant to this Fourth Amendment with respect to the Suite 1400 Expansion Space and, so long as Tenant has not previously defaulted under any of its obligations under the Work Letter, the parties hereto shall have no further responsibilities or obligations to each other with respect to the Suite 1400 Expansion Space. However, the rights and obligations of Landlord and Tenant with respect to the Existing Lease and the Original Premises shall remain in full force and effect. Landlord and Tenant acknowledge and agree that: (i) the determination of the Suite 1400 Expansion Effective Date shall take into consideration the effect of any delays caused by Tenant such that possession of the Suite 1400 Expansion Space shall be deemed to be delivered to Tenant in the condition required herein on the date that Landlord could reasonably have been expected to deliver possession of the Suite 1400 Expansion Space in the condition required herein absent any delays caused by Tenant; and (ii) the Required Delivery Date shall be postponed by the number of days the Suite 1400 Expansion Space is delayed due to events of Force Majeure. Notwithstanding anything contained herein to the contrary, for purposes of this Section 1.02 only, an event of Force Majeure shall not be deemed to include any holding over by the currently existing tenant in the Suite 1400 Expansion Space.

2.	Base Rent.

2.01	In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Suite 1400 Expansion Space as follows:

Period	Annual Rate Per Square Foot	Monthly Base Rent
Suite 1400 Expansion Effective Date – Last day of the 12th full calendar month of the Suite 1400 Expansion Space Term	$56.00	$40,558.00
First day of the 13th full calendar month of the Suite 1400 Expansion Space Term – 08/31/19	$57.00	$41,282.25

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

2.02

Notwithstanding anything in this Section to the contrary, so long as Tenant is not in Default, Tenant shall be entitled to an abatement of Base Rent in the amount of $40,558.00 (the “Abated Base Rent”) for the 1st full calendar month of the Suite 1400 Expansion Space Term (the “Base Rent Abatement Period”). During the Base Rent Abatement Period, only Base Rent payable with respect to the Suite 1400 Expansion Space shall be abated, and the Base Rent payable with respect to the Original Premises and all Additional Rent and other costs and charges specified in this Fourth Amendment and the Existing Lease shall remain as due and payable pursuant to the provisions of this Fourth Amendment and the Existing Lease.

3.	Security Deposit. No security deposit shall be required in connection with this Fourth Amendment.

4.

Tenant’s Pro Rata Share of Expenses and Taxes. From and after the Suite 1400 Expansion Effective Date, Tenant shall pay Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Suite 1400 Expansion Space in accordance with the terms of the Lease, provided, however, during such period, (i) the Base Year for the computation of Tenant’s Pro Rata Share of Expenses applicable to the Suite 1400 Expansion Space shall be calendar year 2016; (ii) the Base Year for the computation of Tenant’s Pro Rata Share of Taxes applicable to the Suite 1400 Expansion Space shall be Fiscal Year 2017 (i.e., July 1, 2016 to June 30, 2017); and (iii) Tenant’s Pro Rata Share for the Suite 1400 Expansion Space shall be 0.7831%.

5.

Electricity Rate. From and after the Suite 1400 Expansion Effective Date, Tenant shall pay for electricity consumed by Tenant in the Suite 1400 Expansion Space in accordance with the terms of the Lease. The initial estimated monthly charge for electricity for the Suite 1400 Expansion Space shall be $1,013.95 per month (i.e., $1.40 per rentable square foot per year) as such rate may be adjusted from time to time to reflect the then current rate for electricity.

6.	Improvements to Suite 1400 Expansion Space.

6.01

Condition of Suite 1400 Expansion Space. Tenant has inspected the Suite 1400 Expansion Space and agrees to accept the same “as is” on the Suite 1400 Expansion Effective Date without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Fourth Amendment.

6.02

Responsibility for Improvements to Suite 1400 Expansion Space. Tenant may perform improvements to the Suite 1400 Expansion Space in accordance with the Work Letter attached hereto as Exhibit B and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit B.

7.

Early Access to Suite 1400 Expansion Space. If Tenant is permitted to take possession of the Suite 1400 Expansion Space before the Suite 1400 Expansion Effective Date, such possession shall be subject to the terms and conditions of the Existing Lease and this Fourth Amendment and Tenant shall pay Base Rent and Additional Rent applicable to the Suite 1400 Expansion Space to Landlord for each day of possession prior to the Suite 1400 Expansion Effective Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for the Suite 1400 Expansion Space for any days of possession before the Suite 1400 Expansion Effective Date during which Tenant, with the approval of Landlord, is in possession of the Suite 1400 Expansion Space for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

8.

Deleted Provision. Effective as of the Suite 1400 Expansion Effective Date Section 6 (Right of First Offer) of Exhibit F of the Original Lease is hereby deleted in its entirety and is of no further force and effect.

9.

Initial Suite 1400 Expansion Space Suite Signage and Building Directory. Notwithstanding anything to the contrary contained in Section 3 and Section 4 of Exhibit E (Building Rules and Regulations) of the Original Lease, Landlord, at Landlord’s cost and expense, shall install, for the Tenant as initially named herein, using the standard graphics for the Building, initial Building standard tenant identification and suite numbers at the entrance to the Suite 1400 Expansion Space and on the Building directory in the main Building lobby. Thereafter, any additional tenant identification shall be (i) subject to Landlord’s prior review and approval thereof, and (ii) installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building; provided, however, that if the Premises or any portion thereof comprise an entire floor in the Building, then Tenant shall not be restricted to using standard graphics for the Building with regard to Tenant’s signage on such full floor, but any such non-Building standard signage shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

10.

Parking. Effective as of the Suite 1400 Expansion Effective Date, Section 1 (Parking) of Exhibit F of the Original Lease, as amended, shall be further amended to reflect that one (1) additional unreserved parking space shall be leased to Tenant with respect to the Suite 1400 Expansion Space, for parking by Tenant and its employees, for the then current rate for parking per unreserved parking space, per month, plus applicable tax thereon, as such rate may be adjusted from time-to-time to reflect the current rate for parking in the Garage during the Suite 1400 Expansion Space Term. As of the date of this Fourth Amendment, the current charge for unreserved parking spaces in the Garage is $550.00 per month, subject to change. The availability of such parking space, and the terms under which Tenant is entitled to use such parking space shall be subject to the terms of Section 1 of Exhibit F of the Original Lease.

11.	Miscellaneous.

11.01

This Fourth Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Fourth Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. This Fourth Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Existing Lease, unless specifically set forth in this Fourth Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Fourth Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

11.02	Except as herein modified or amended, the provisions, conditions and terms of the Existing Lease shall remain unchanged and in full force and effect.

11.03	In the case of any inconsistency between the provisions of the Existing Lease and this Fourth Amendment, the provisions of this Fourth Amendment shall govern and control.

11.04

Submission of this Fourth Amendment by Landlord is not an offer to enter into this Fourth Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Fourth Amendment until Landlord has executed and delivered the same to Tenant. Tenant agrees that its execution of this Fourth Amendment constitutes a firm offer to enter the same, which may not be withdrawn for a period of 30 days after delivery to Landlord (or such other period as may be expressly provided in any other agreement signed by the parties).

11.05

The capitalized terms used in this Fourth Amendment shall have the same definitions as set forth in the Existing Lease to the extent that such capitalized terms are defined therein and not redefined in this Fourth Amendment.

11.06

Tenant hereby represents to Landlord that Tenant has dealt with no broker, agent or finder other than McCall & Almy (“Tenant’s Broker”) in connection with this Fourth Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, managers, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers, agents or finders claiming to have represented Tenant in connection with this Fourth Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker, agent or finder in connection with this Fourth Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, managers, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers, agents or finders claiming to have represented Landlord in connection with this Fourth Amendment. Landlord agrees to pay a brokerage commission to Tenant’s Broker in accordance with the terms of a separate commission agreement entered into or to be entered into between Landlord and Tenant’s Broker.

11.07	Each signatory of this Fourth Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

11.08

This Fourth Amendment may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission of a facsimile or by email of a pdf copy of the signed counterpart of this Fourth Amendment shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or pdf copy of the signed counterpart of this Fourth Amendment by email transmission shall in all events deliver to the other party an original signature promptly upon request.

11.09

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS FOURTH AMENDMENT OR THE EXISTING LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL LANDLORD OR ANY MORTGAGEES OR LANDLORD RELATED PARTIES EVER BE LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY LOST PROFITS OF TENANT.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fourth Amendment under seal in two or more counterparts as of the day and year first above written.

LANDLORD:

MA-100 SUMMER STREET OWNER, L.L.C., a Delaware limited liability company

By:	MA-100 Summer Street, L.L.C., a Delaware limited liability company, its sole member

	By:	/s/ John Conley
		Name:	John Conley
		Title:	Vice President, Asset Management

TENANT:

RAPID7, INC., a Delaware corporation

By:	/s/ Corey Thomas
	Name:	Corey Thomas
	Title:	CEO

EXHIBIT A

OUTLINE AND LOCATION OF SUITE 1400 EXPANSION SPACE

EXHIBIT B

WORK LETTER

This Exhibit is attached to and made a part of the Fourth Amendment by and between MA-100 SUMMER STREET OWNER, L.L.C., a Delaware limited liability company (“Landlord”), and RAPID7, INC., a Delaware corporation (“Tenant”), for space in the Building located at 100 Summer Street, Boston, Massachusetts 02110. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

As used in this Work Letter, the “Premises” shall be deemed to mean the Suite 1400 Expansion Space, as defined in the attached Fourth Amendment.

1.	Alterations and Allowance.

1.01

Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of the Fourth Amendment to which this Exhibit is attached, shall have the right to perform alterations and improvements in the Premises to prepare the Premises for Tenant’s occupancy (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 9 of the Original Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves the following as general contractors for the Initial Alterations: Shawmut, Columbia, Structure Tone and Lee Kennedy. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of the Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations (provided that Shawmut, Columbia, Structure Tone and Lee Kennedy need only have the ability to be bonded for the work in an amount of no less than 100% of the total estimated cost of the Initial Alterations), (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

1.02

Provided there does not exist an uncured Default by Tenant under the Lease, Landlord agrees to contribute the sum of $43,455.00 (i.e., $5.00 per square foot of the Premises) (the “Allowance”) to be applied towards toward the cost of (i) the Initial Alterations in preparation of Tenant’s initial occupancy of the Premises (including, but not limited to, the cost of preparing design and construction documents and mechanical and electrical plans for the Initial Alterations, the cost of city permits, and for hard costs in connection with the Initial Alterations), provided that Tenant provides Landlord with the documentation set forth in this Section 1.02 below relating to the Initial Alterations by the last day of the 7th full calendar month following the Suite 1400 Expansion Effective Date, and/or (ii) FF&E Costs (defined below) and/or Cabling Costs (defined below), provided that Tenant provides Landlord with the documentation set forth in Section 1.03 below relating to the FF&E Costs and/or Cabling Costs by the last day of the 7th full calendar month following the Suite 1400 Expansion Effective Date. Any portion of the Allowance to be applied toward the cost of the Initial Alterations, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs the Initial Alterations, in periodic disbursements within 30 days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Initial Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s Mortgagee may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing the Initial Alterations; (v) plans and specifications for the Initial Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building,

Property and Premises; (vi) copies of all construction contracts for the Initial Alterations, together with copies of all change orders, if any; and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Alterations. Upon completion of the Initial Alterations, and prior to final disbursement of the Allowance, Tenant shall furnish Landlord with: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Initial Alterations, and (5) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable Laws, codes and ordinances. In no event shall Landlord be required to disburse the Allowance more than one time per month. If the Initial Alterations exceed the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the Initial Alterations, less the 10% retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance towards the cost of the Initial Alterations, FF&E Costs, and/or Cabling Costs during the continuance of an uncured Default under the Lease, and Landlord’s obligation to disburse or apply the Allowance shall only resume when and if such Default is cured.

1.03

Landlord shall disburse such portion of the applicable portion of the Allowance requested by Tenant for FF&E Costs, and/or Cabling Costs within 30 days after the receipt of invoices from Tenant with respect to Tenant’s actual FF&E Costs and/or Cabling Costs.

Tenant’s “FF&E Costs” shall mean the costs and expenses incurred by Tenant in purchasing any furniture, mutually acceptable equipment or other personalty for the Premises and/or the cost to move and install same in the Premises.

Tenant’s “Cabling Costs” shall mean the costs and expenses incurred by Tenant for the cost of the purchase and installation of telephone, computer and data cabling in the Premises.

1.04

Notwithstanding anything contained in this Work Letter to the contrary, any unused or unapplied portion of the Allowance which has not been requested by Tenant with all required supporting documentation included as of the last day of the 7th full calendar month following the Suite 1400 Expansion Effective Date shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection with any such remaining unused or unapplied portion of the Allowance. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Allowance.

1.05

Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

2.

This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.